Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (333-37011 and 333-39322) of First Place Financial Corp. of our reports dated July 27, 2005, appearing in this Annual Report on Form 10-K of First Place Financial Corp. for the year ended June 30, 2005.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Cleveland, Ohio

September 8, 2005